                                                                    EXHIBIT 99.1


BIRMINGHAM, Alabama -- Citation Corporation (Nasdaq: CAST) today announced that it has been advised by Kelso & Company that an offering of $200 million in senior subordinated notes of Citation, constituting part of the financing for Kelso's proposed acquisition of Citation, was not completed on the terms indicated in the June financing letter described below. Kelso and the lead placement agent for the notes, Donaldson, Lufkin & Jenrette Securities Corporation, cited as the primary reason the recent changes in the condition of the U.S. high-yield bond markets.

In light of these developments, Citation believes that it will be necessary to postpone the special meeting of stockholders, previously scheduled for Thursday, October 7, to vote on approval of the transaction. Even though the Company has received a sufficient number of proxies to approve the proposed merger, the Company believes that a postponement is necessary in order to allow the Board of Directors to consider possible financing arrangements by Kelso and, if necessary, to disseminate updated or revised proxy materials to stockholders.

As previously announced, on June 24, 1999, Citation entered into a definitive agreement to be acquired by RSJ Acquisition Co., a corporation formed by Kelso & Company, for $18.10 cash per share for 95.6% of the outstanding shares, with the remaining shares to be retained by stockholders. The merger agreement provides that the receipt of financing is a condition to RSJ Acquisition Co.'s obligation to close the merger. At the time of the execution of the merger agreement, Citation and Kelso received financing letters relating to both the subordinated notes, which were to be issued in a private placement under Rule 144A under the Securities Act of 1933, and the proposed senior credit facility to be provided by a syndicate of banks led by Chase Manhattan. Donaldson, Lufkin & Jenrette indicated that it was highly confident of their ability to place the debt securities on market terms. The Company and Kelso currently are negotiating the definitive agreements for the $360 million senior credit facility, the principal terms and conditions of which are described in the Company's definitive proxy materials dated September 9, 1999.

Kelso & Company has informed Citation that it is exploring several financing arrangements, and has requested the Company to consider certain alternatives to the senior subordinated notes. The Company and its financial advisor, Bear, Stearns & Co. Inc., are engaged in discussions with Kelso regarding the effect of such alternatives on the proposed merger. Citation is also considering all of its alternatives, including consideration of its rights and the obligations of RSJ Acquisition Co. and Kelso & Company under the merger agreement. Commenting on these developments, F. F. "Rick" Sommer, President and CEO of Citation, stated that among the factors considered by the Board of Directors in June when it approved the merger agreement were Kelso & Company's strong business reputation for closing transactions similar to the merger, and the receipt of the highly confident letter. "We are hopeful that the parties will be able to find a solution that will allow us to move forward and complete the merger with Kelso," he concluded. There is no assurance that adequate financing arrangements will be made or that the transaction will be completed.

Citation Corporation is a metal components supplier to capital and durable goods industries. The Company currently operates 20 manufacturing divisions in 10 states and employs more than 7,000 employees.

Note: This press release contains certain forward-looking statements, which Citation Corporation is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful closing of the proposed transaction and risks associated with acquisitions generally. Certain of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

Any offering of securities in connection with the merger will be made only by means of a prospectus.

CONTACT:  Citation Corp., Birmingham
          Stanley B. Atkins, 205/871-5731